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                                                                    EXHIBIT 99.1

For Immediate Release

                                   Contacts:  James R. Offerdahl
                                              Chief Operating
                                              Officer and CFO
                                              1-800-287-4383
                                              investor.relations@pervasive.com
                                              --------------------------------

                                              Marian Kelley
                                              Director of Investor Relations
                                              512-231-6033
                                              investor.relations@pervasive.com
                                              --------------------------------


                        PERVASIVE SOFTWARE(R) ANNOUNCES
                            SECOND-QUARTER RESULTS
                             FOR FISCAL YEAR 2001

AUSTIN, TEXAS - January 18, 2001 - Pervasive Software(R) Inc. (Nasdaq: PVSW), a leading provider of embedded data-management solutions for small- and medium-size enterprises, today reported that revenues increased sequentially for the second consecutive quarter.

Revenues from continuing operations totaled $10.6 million for the second fiscal quarter ended December 31, 2000, compared to $10.0 million for the quarter ended September 30, 2000, and $14.7 million for the quarter ended December 31, 1999. The net loss from continuing operations for the quarter was $1.0 million or $0.06 diluted loss per share, compared to a net loss from continuing operations of $1.8 million or $0.11 diluted loss per share for the quarter ended September 30, 2000, and net income from continuing operations of $1.5 million or $0.08 diluted earnings per share for the quarter ended December 31, 1999.

For the six months ended December 31, 2000, revenues from continuing operations were $20.6 million, compared to $31.0 million for the same period last year. The net loss from continuing operations was $2.8 million, or $0.17 diluted loss per share, compared to net income from continuing operations of $5.6 million, or $0.31 diluted earnings per share, for the same period last year.

"We are pleased to report that our sharp focus on our core data management business and core customers is continuing to produce positive results," said Ron Harris, president and chief executive officer. "After turning the corner in the September quarter, our revenues grew sequentially for the second consecutive quarter. In addition, we continued our progress toward profitability, generated positive cash flow from continuing operations, maintained our days sales outstanding at an excellent 50 days, and once again ended the quarter in a strong financial position with more than $23 million in cash and marketable securities, and no debt."

During the quarter, Pervasive released a new beta version of its flagship embedded database engine, Pervasive.SQL 2000i, incorporating the latest data-access interfaces for Web applications and other new Web features designed to simplify data management for Internet applications. The general release of Pervasive.SQL 2000i is expected to be available in March.
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"In late December, we announced a 30-day share-repurchase program, reflecting the continued confidence of the board and management in the company's future," Harris continued. "Today, we are announcing a six-month extension of the program."

According to the repurchase program, Pervasive can purchase shares of its common stock up to a total value of $5 million on the open market or in privately negotiated transactions in accordance with applicable securities and other laws.

"Given our favorable results this quarter and continued positive customer feedback resulting from our focus on our core database business, we believe we are well positioned to achieve our mission to be the leading provider of Web data-management solutions for small- and medium-size enterprises worldwide. In addition, we remain committed to our goal of returning Pervasive to profitability during fiscal year 2001," Harris concluded.

Pervasive will host a conference call to discuss these results with the investment community today at 4 p.m. Central Time. The conference call may be accessed live over the Web at www.pervasive.com/investors in the Investor Relations Calendar section of Pervasive's Web site. Check the site before the call for login information. Replay of the call will be available by dialing
(800) 633-8284 and entering access code 17305065, or through Pervasive's Web site.

About Pervasive Software
Pervasive Software, a leading provider of embedded data-management solutions for small- and medium-size enterprises, serves a channel of more than 10,000 independent software vendors, developers, value-added resellers and partners. Pervasive Software's flagship product, Pervasive.SQL 2000, is a leading application development database, combining low-cost, reliable, resource-efficient operations with world-class performance and usability. Founded in 1994, Pervasive is based in Austin, Texas, and has offices in Canada, Europe and Japan, and distributors covering 80 countries. More information may be found on the Web at www.pervasive.com or by calling (800) 287-4383.

Cautionary Statement
This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as "may," "plans," "expects," "believes," "anticipates," "estimates" or "intends." Forward-looking statements in this release about Pervasive.SQL 2000 and Pervasive.SQL 2000i include the risk that the software will not achieve additional customer and marketplace acceptance, that applications mentioned in the release will not be developed using our software and that a change in the general release date for Pervasive.SQL 2000i could occur. All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statement. Investors are cautioned that actual results could differ materially from Pervasive's current expectations. Factors that could cause or contribute to such differences include, the factors and risks discussed in Pervasive's reports filed from time to time with the Securities and Exchange Commission including, without limitation, the risk that we will be unable to attract, motivate, and retain skilled sales, marketing, engineering, and other personnel, the risk that the packaged client/server applications market will not continue to grow at historical rates, and the risk that our current revenues are substantially dependent upon continued market acceptance of and revenues from our database products.
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Pervasive, Pervasive Software, Pervasive.SQL 2000 and Pervasive.SQL 2000i are
trademarks or registered trademarks of Pervasive Software Inc. All other company and product names may be trademarks or registered trademarks of their respective companies.